UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): December 30, 2008

PARKS! AMERICA, INC.

(Exact name of registrant as specified in charter)

Nevada	333-127199	91-0626756
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification No.)

3420 Ocean Park Boulevard, Suite 3000, Santa Monica, CA 90405

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 450-9100

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

On December 30, 2008, Parks! America, Inc. (the “Company”) and Parks Staffing LLC (the “Subsidiary”) entered into an agreement with Stanley Harper, Troy Davis and Computer Contact Service, Inc. (“CCS”), pursuant to which the Company agreed to reconvey all of the assets of the Subsidiary. The assets of the Subsidiary were previously acquired by the Company on September 30, 2007 from Mr. Harper, Mr. Davis and CCS. The cash consideration to be received for the assets of the Subsidiary totaled approximately $263,000 and consisted of (i) cash proceeds of $50,000.00; (ii) the return of the certain insurance deposits estimated to be $38,000; (iii) cash collected on accounts receivable balances arising prior to January 1, 2009 estimated at approximately $150,000; and (iv) certain additional cash consideration, currently estimated at $50,000, following the reconciliation of all outstanding liabilities existing as of December 31, 2008. In addition, CCS agreed to forgive the remaining principal balance on the promissory note issued by the Subsidiary to CCS of approximately $400,000. Mr. Harper also agreed to return 25,000 shares of common stock of the Company and warrants to acquire an additional 5,000,000 shares of common stock of the Company to the Company for cancellation.

Item 9.01 Financial Statements and Exhibits.

(c)

Exhibits.

Exhibit Number	Description
10.22	Agreement to Reconvey Business by and between Parks! America, Inc., Parks Staffing LLC, Stanley Harper, Troy Davis and Computer Contact Service, Inc. dated December 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKS! AMERICA, INC.

Date: January 6, 2009

By:

/s/ Richard W. Jackson

Name:

Richard W. Jackson

Chief Financial Officer

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